Exhibit 99.1

Pier 1 Imports, Inc. Reports Third Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--December 16, 2010--Pier 1 Imports, Inc. (NYSE:PIR) today reports financial results for the third quarter ended November 27, 2010.

Third Quarter Highlights

  Comparable store sales increase of 10.2% versus last year’s increase of 13.7%
  Merchandise margins of 58.9% of sales compared to 56.6% last year
  Gross profit of 40.7% of sales compared to 36.6% last year
  Operating income of $21.9 million compared to $2.8 million last year
  Income before income taxes of $21.5 million versus last year’s loss before income taxes of $16.8 million
  Net income of $21.0 million, or $0.18 per share
  Strong balance sheet, ending the quarter with $209.8 million of cash and inventories flat to last year

Returning to Profitability

Alex W. Smith, President and Chief Executive Officer, commented, “With sales and margins exceeding our expectations and the overall leveraging of expenses, we are reporting net income for our fifth consecutive quarter. We look forward to discussing our results and talking about the balance of the year in more detail later this morning on our conference call.”

Third Quarter Results

For the third quarter ended November 27, 2010, the Company reported income before income taxes of $21.5 million compared to a loss before income taxes of $16.8 million for the same period last year. Net income for the third quarter was $21.0 million, or $0.18 per share, compared to last year’s third quarter net income of $38.8 million, or $0.37 per share, which included the effect of recording a $55.9 million income tax benefit resulting from the Worker, Homeownership and Business Assistance Act of 2009 enacted during the Company’s fiscal third quarter last year, offset by non-operating charges of $18.3 million associated with the voluntary conversion of the Company’s 9% convertible senior notes due 2036 during last year’s third quarter. Total sales for the third quarter were $353.8 million, an 8.2% increase from $327.1 million in the year-ago quarter. Comparable store sales increased 10.2% during the third quarter compared to last year’s comparable store sales increase of 13.7% for the same period. The sales increase for the quarter was primarily the result of increases in store traffic, conversion rate and average ticket.

Merchandise margins for the quarter were $208.5 million, or 58.9% of sales, compared to $185.0 million, or 56.6% of sales, in the same period last year. The 230 basis point improvement in merchandise margins continues to be positively impacted by decreased clearance activity, reduced vendor and supply chain costs and well managed inventory levels. Store occupancy costs were $64.4 million for the quarter, or 18.2% of sales, compared to $65.2 million, or 19.9% of sales, last year. The decline was primarily the result of negotiated rental reductions with our landlords in addition to a lower overall store count. Gross profit for the quarter, which is calculated by deducting store occupancy costs from merchandise margin dollars, improved to $144.1 million, or 40.7% of sales, from $119.9 million, or 36.6% of sales, in the third quarter of last year.

Third quarter selling, general and administrative expenses were well-controlled and totaled $117.5 million, or 33.2% of sales, compared to $111.6 million, or 34.1% of sales, in the year-ago quarter. For the quarter, SG&A expenses consisted primarily of $23.6 million in marketing, $78.4 million in payroll, and $15.1 million in other G&A costs. Selling, general and administrative expenses for the quarter included $0.4 million in other charges compared to last year’s other charges of $0.9 million.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the third quarter as compared to the same period last year.

	Three months ended
	November 27, 2010		November 28, 2009		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$56.9	16.1%	$54.6	16.7%	$2.3
Marketing	23.6	6.7%	20.1	6.2%	3.5
Store supplies, services and other	6.0	1.7%	6.9	2.1%	(0.9)
Variable costs	86.5	24.5%	81.6	24.9%	4.9

Administrative payroll	21.5	6.1%	19.4	5.9%	2.1
Other relatively fixed expenses	9.1	2.6%	9.7	3.0%	(0.6)
Relatively fixed costs	30.6	8.6%	29.1	8.9%	1.5

Subtotal	117.1	33.1%	110.7	33.8%	6.4

Lease termination costs and other	0.4	0.1%	0.9	0.3%	(0.5)
Other charges	0.4	0.1%	0.9	0.3%	(0.5)

	$117.5	33.2%	$111.6	34.1%	$5.9

Operating income for the third quarter was $21.9 million, a $19.1 million improvement from operating income of $2.8 million reported for the same period last year. The increases in sales and merchandise margins and the Company’s focus on leveraging expenses resulted in the overall improvement in operating income.

Year-to-Date Results

For the year-to-date period ended November 27, 2010, the Company reported income before income taxes of $43.9 million compared to a loss before income taxes of $3.3 million for the same period last year. Net income for the first nine months was $43.1 million, or $0.37 per share, versus net income of $52.3 million, or $0.55 per share, for the same period last year, which included a $49.7 million gain on the retirement of debt, a $10.0 million litigation recovery and a $55.9 million income tax benefit, offset by non-operating charges of $18.3 million associated with the voluntary conversion of debt as previously discussed above. Total sales for the first nine months increased 8.4% to $969.9 million from $894.9 million in the year-ago period. Comparable store sales for the first nine months increased 11.8% compared to a comparable store sales decline of 0.6% in the year-ago period.

Merchandise margins for the first nine months were 58.6% of sales compared to 54.4% of sales in the same period last year. Store occupancy costs were $195.9 million, or 20.2% of sales, compared to $200.2 million, or 22.4% of sales, last year. Gross profit as a percentage of sales for the first nine months was 38.4% compared to 32.0% last year.

Year-to-date selling, general and administrative expenses were $312.9 million, or 32.3% of sales, compared to $308.2 million, or 34.4% of sales, in the year-ago period. SG&A expenses consisted primarily of $47.3 million in marketing, $218.6 million in payroll, and $46.9 million in other G&A costs. Selling, general and administrative expenses included $1.8 million in other charges for lease termination costs and other, offset by a gain of $1.7 million primarily resulting from the Company’s sale of its distribution center near Chicago during the first quarter this year. During the same period last year, the Company incurred $11.4 million in other charges primarily related to lease termination costs.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the first nine months of the year as compared to the same period last year.

	Nine months ended
	November 27, 2010		November 28, 2009		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$159.9	16.5%	$154.0	17.2%	$5.9
Marketing	47.3	4.9%	42.6	4.8%	4.7
Store supplies, services and other	18.4	1.9%	21.3	2.4%	(2.9)
Variable costs	225.6	23.3%	217.9	24.4%	7.7

Administrative payroll	58.7	6.1%	54.1	6.0%	4.6
Other relatively fixed expenses	28.5	2.9%	24.8	2.8%	3.7
Relatively fixed costs	87.2	9.0%	78.9	8.8%	8.3

Subtotal	312.8	32.3%	296.8	33.2%	16.0

Lease termination costs and other	1.8	0.2%	11.4	1.3%	(9.6)
Gain on sale of Chicago DC	(1.7)	-0.2%	-	-	(1.7)
Other charges	0.1	0.0%	11.4	1.3%	(11.3)

	$312.9	32.3%	$308.2	34.4%	$4.7

Operating income for the first nine months of the year was $45.3 million, an $84.5 million improvement from the $39.2 million loss reported for the same period last year. The increases in sales and merchandise margins and the Company’s focus on leveraging expenses resulted in the overall improvement in operating income.

Balance Sheet

At the end of the third quarter, inventory was in line with management’s expectations and was $338.4 million compared to $339.6 million at the end of the third quarter last year. Management continues to strategically manage its inventory purchases and monitor its inventory levels to keep them in line with consumer demand.

Cash and cash equivalents at the end of the quarter were $209.8 million, a $135.3 million increase from last year’s third quarter ending balance of $74.5 million. The Company has generated $35.7 million of cash from operations during the first nine months of the year. Cash flow from operations will be used in part to fund capital expenditures this fiscal year of approximately $35 million, of which $19.7 million has been spent in the first nine months of the year. Management expects to continue to strategically manage merchandise purchases, expenses and capital expenditures throughout the remainder of the fiscal year.

Total debt at the end of the third quarter, including the current portion, was $26.0 million and was comprised of $9.5 million of industrial revenue bonds and $16.5 million of 6.375% convertible notes, net of discounts. The Company plans to redeem the 6.375% notes on February 15, 2011.

Third Quarter Conference Call Information and December Sales Results

The Company will host a conference call concerning third quarter results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 22903701.

A replay will be available after 12:00 p.m. (Central Time) for a 24 hour period and the replay can be accessed by calling 1-800-642-1687, or if international, 1-706-645-9291 using the conference ID number 22903701.

The Company will announce fiscal 2011 December sales results on January 6, 2011.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	Nov. 27,	Nov. 28,	Nov. 27,	Nov. 28,
	2010	2009	2010	2009

Net sales	$353,759	$327,075	$969,887	$894,878

Operating costs and expenses:
Cost of sales (including buying and
store occupancy costs)	209,690	207,215	596,970	608,616
Selling, general and administrative expenses	117,524	111,620	312,917	308,218
Depreciation and amortization	4,666	5,469	14,653	17,281
	331,880	324,304	924,540	934,115

Operating income (loss)	21,879	2,771	45,347	(39,237)

Nonoperating (income) and expenses:
Interest and investment income	(413)	(392)	(1,168)	(1,348)
Interest expense	1,424	16,041	4,516	21,986
Gain on retirement of debt	-	-	-	(49,654)
Other (income) loss	(632)	3,904	(1,945)	(6,946)
	379	19,553	1,403	(35,962)

Income (loss) before income taxes	21,500	(16,782)	43,944	(3,275)
Income tax provision (benefit)	496	(55,595)	886	(55,622)

Net income	$21,004	$38,813	$43,058	$52,347

Earnings per share:
Basic	$0.18	$0.37	$0.37	$0.55

Diluted	$0.18	$0.37	$0.37	$0.55

Average shares outstanding during period:
Basic	116,479	104,384	116,363	95,649

Diluted	117,680	104,384	117,202	95,649

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	November 27,	February 27,	November 28,
	2010	2010	2009
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $164,066, $176,503 and $59,322, respectively	$209,781	$187,912	$74,549
Accounts receivable, net	24,313	14,701	23,664
Inventories	338,437	313,496	339,599
Income tax receivable	972	561	56,915
Prepaid expenses and other current assets	20,694	37,157	42,929
Total current assets	594,197	553,827	537,656

Properties, net	59,171	55,837	59,638
Other noncurrent assets	31,008	33,310	33,654
	$684,376	$642,974	$630,948

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$61,445	$65,344	$75,300
Current portion long-term debt	16,542	16,435	-
Gift cards and other deferred revenue	44,672	44,356	43,758
Accrued income taxes payable	2,313	4,967	4,750
Other accrued liabilities	116,931	106,073	117,289
Total current liabilities	241,903	237,175	241,097

Long-term debt	9,500	19,000	35,400
Other noncurrent liabilities	79,425	83,665	85,598

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	244,134	264,477	269,539
Retained earnings	236,746	193,688	159,188
Cumulative other comprehensive income (loss)	(262)	(699)	457
Less -- 7,967,000, 9,645,000 and 10,020,000
common shares in treasury, at cost, respectively	(127,195)	(154,457)	(160,456)
	353,548	303,134	268,853
	$684,376	$642,974	$630,948

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	November 27,	November 28,
	2010	2009

Cash flow from operating activities:
Net income	$43,058	$52,347
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	24,178	25,048
(Gain) loss on disposal of fixed assets	(1,687)	202
Stock-based compensation expense	3,668	2,861
Deferred compensation	3,127	2,875
Lease termination expense	680	7,439
Amortization of deferred gains	(5,683)	(5,880)
Gain on retirement of convertible bonds	-	(49,654)
Charges related to the conversion of 9% Convertible Notes	-	18,308
Other	2,662	3,486
Changes in cash from:
Inventories	(24,941)	(23,268)
Accounts receivable, prepaid expenses and other current assets	(10,149)	(3,415)
Income tax receivable	(411)	(54,766)
Accounts payable and accrued expenses	6,979	(4,825)
Income taxes payable	(2,654)	316
Defined benefit plan liabilities	(2,830)	(1,754)
Make whole interest provision on 9% Convertible Notes	-	(13,782)
Other noncurrent assets	(311)	(313)
Other noncurrent liabilities	(31)	(18)
Net cash provided by (used in) operating activities	35,655	(44,793)

Cash flow from investing activities:
Capital expenditures	(19,659)	(3,229)
Proceeds from disposition of properties	10,619	717
Proceeds from sale of restricted investments	3,818	3,440
Purchase of restricted investments	(3,815)	(3,200)
Collection of notes receivable	1,500	1,500
Net cash used in investing activities	(7,537)	(772)

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	3,251	317
Repayment of long-term debt	(9,500)	-
Retirement of convertible bonds	-	(31,593)
Debt issuance costs	-	(4,408)
Net cash used in financing activities	(6,249)	(35,684)

Change in cash and cash equivalents	21,869	(81,249)
Cash and cash equivalents at beginning of period	187,912	155,798
Cash and cash equivalents at end of period	$209,781	$74,549

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400